               EXHIBIT 12

LOUISVILLE GAS AND ELECTRIC COMPANY AND SUBSIDIARY

COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

(Thousands of $)

	2002	2001	2000	1999	1998

Earnings:
Net Income	$88,929	$106,781	$110,573	$106,270	$78,120

Add:
Federal income taxes - current	24,564	41,127	30,425	54,198	39,618
State income taxes - current	7,653	8,185	4,450	13,650	10,164
Deferred Federal income taxes - net	20,258	12,595	24,233	(4,564)	2,167
Deferred State income taxes - net	4,357	3,840	6,787	(715)	636
Investment tax credit - net	(4,153)	(4,290)	(4,274)	(4,289)	(4,312)
Fixed charges	30,128	38,234	44,707	39,323	37,571
Earnings	171,736	208,472	216,901	203,873	163,964

Fixed Charges:
Interest Charges per statements of income	29,805	37,922	43,218	37,962	36,322
Add:
One-third of rentals charged to operating expense (1)	323	312	1,489	1,361	1,249
Fixed charges	$30,128	$38,234	$44,707	$39,323	$37,571

Ratio of Earnings to Fixed Charges	5.70	5.40	4.85	5.18	4.36

NOTE:

(1)          In the Company’s opinion, one-third of rentals represents a reasonable approximation of the interest factor.

EXHIBIT 12

KENTUCKY UTILITIES COMPANY AND SUBSIDIARY

COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

(Thousands of $)

	2002	2001	2000	1999	1998
Earnings:
Net Income before cumulative effect of a change in accounting principle per statements of income	$93,384	$96,278	$95,524	$106,558	$72,764

Add:
Federal income taxes - current	37,839	57,389	45,276	51,997	45,704
State income taxes - current	10,509	13,197	9,400	13,513	10,008
Deferred Federal income taxes - net	3,272	(12,117)	(3,376)	(4,651)	(2,492)
Deferred State income taxes - net	1,459	(1,118)	927	887	54
Investment tax credit - net	(2,955)	(3,446)	(3,674)	(3,727)	(3,829)
Undistributed income of Electric Energy, Inc.
	(5,382)	258	70	33	1
Fixed charges	25,823	34,202	40,254	39,486	39,318
Earnings	163,949	184,643	184,401	204,096	161,528

Fixed Charges:
Interest Charges	25,727	34,043	39,484	38,904	38,660
Add:
One-third of rentals charged to operating expense (1)	96	159	770	582	658
Fixed charges	$25,823	$34,202	$40,254	$39,486	$39,318

Ratio of Earnings to Fixed Charges	6.35	5.40	4.58	5.17	4.11

NOTE:

(1)          In the Company's opinion, one-third of rentals represents a reasonable approximation of the interest factor.